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                                                                    EXHIBIT 99.1


[HCA LOGO]                                                                  NEWS
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                                                           FOR IMMEDIATE RELEASE
INVESTOR CONTACT:                                          MEDIA CONTACT:
Mark Kimbrough                                             Jeff Prescott
615-344-2688                                               615-344-5708

                    HCA Previews Second Quarter 2005 Earnings

Nashville, Tenn., July 13, 2005 --- HCA (NYSE: HCA) today announced that preliminary results for its second quarter ended June 30, 2005 indicate that net income is expected to be in the range of $0.88 to $0.92 per diluted share, compared to $0.72 per diluted share for the prior year's second quarter. The Company's operating results for the second quarter are expected to include the following:

         o favorable tax settlement related to the Company's divesture of certain non-core business units in 1998 and 2001 of approximately $48 million, or $0.11 per diluted share;

         o recognition of a previously deferred gain on the Company's sale of certain medical office buildings (the MedCap properties) of approximately $29 million pretax, or $0.04 per diluted share; and

         o additional depreciation expense of approximately $30 million, or $0.04 per diluted share, to correct accumulated depreciation and assure a consistent application of the Company's accounting policy relative to certain short-lived medical equipment.

Also, the Company recognized a reduction in its estimated professional liability insurance reserves of approximately $36 million pretax, or $0.05 per diluted share, during the second quarter of 2005. Results for the second quarter of 2004 included a reduction in its estimated professional liability reserves of approximately $59 million pretax, or $0.07 per diluted share.

For the second quarter of 2005, same facility admissions are expected to reflect a decrease of approximately 0.3 percent, while same facility equivalent admissions are expected to reflect an increase of approximately 1.2 percent compared to the second quarter of 2004. Preliminary results indicate same facility revenues are expected to increase approximately 4.3 percent to approximately $6.0 billion and same facility net revenue per equivalent admission is expected to increase approximately 3.1 percent in the second quarter of 2005 compared to the second quarter of 2004. Adjusting for the effect of approximately $183 million of discounts provided to the uninsured during the second quarter of 2005, same facility revenues are expected to increase approximately 7.5 percent and same facility net revenue per equivalent admission is expected to increase approximately 6.2 percent in the second quarter of 2005 compared to the second quarter of 2004.

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The provision for doubtful accounts for the second quarter is expected to approximate $541 million, or 8.9 percent of revenues, compared to $661 million, or 11.3 percent of revenues in the second quarter of 2004. Adjusting for the effect of the uninsured discounts, the expected provision for doubtful accounts for the second quarter of 2005 would be $725 million, or 11.6 percent of revenues. Uninsured patient admissions increased approximately 5 percent in the second quarter compared to the prior year period. The Company's uninsured discount policy, which became effective January 1, 2005, lowers revenues and the provision for doubtful accounts by generally corresponding amounts.

The Company's common shares used to compute diluted earnings per share for the second quarter of 2005 approximated 451.7 million, compared to 490.3 million shares in the prior year's second quarter and 435.7 million shares for the first quarter of 2005.

With today's announcement, the Company is reaffirming its earnings guidance for 2005 of $3.05 to $3.20 per diluted share, excluding gains on sales of assets, impairments and tax settlements.

The Company plans to report its final second quarter and six months results for the periods ended June 30, 2005 on July 27th and will hold a conference call and web-cast to discuss the quarter and six months results at that time.


         CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements regarding our estimated results of operations including those relating to the Company's preliminary results for the second quarter of 2005, estimated results for future periods and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (i) the finalization of the Company's financial statements for the second quarter, (ii) increases in the amount and risk of collectability of uninsured accounts and deductibles and co-pay amounts for insured accounts, (iii) the ability to achieve operating and financial targets, achieve expected levels of patient volumes and control the costs of providing services, (iv) the highly competitive nature of the health care business, (v) the efforts of insurers, health care providers and others to contain health care costs, (vi) possible changes in the Medicare, Medicaid and other state programs that may impact reimbursements to health care providers and insurers, (vii) the ability to attract and retain qualified management and other personnel, including affiliated physicians, nurses and medical support personnel, (viii) potential liabilities and other claims that may be asserted against the Company, (ix) fluctuations in the market value of the Company's common stock, (x) the impact of the Company's charity care and uninsured discounting policy changes, (xi) changes in accounting practices, (xii) changes in general economic conditions, (xiii) future divestitures which may result in charges, (xiv) changes in revenue mix and the ability to enter into and renew managed care provider arrangements on acceptable terms, (xv) the availability and terms of capital to fund the expansion of the Company's business, (xvi) changes in business strategy or development plans,

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(xvii) delays in receiving payments for services provided, (xviii) the possible enactment of Federal or state health care reform, (xix) the outcome of pending and any future tax audits, appeals and litigation associated with the Company's tax positions, (xx) the outcome of the Company's continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures and the Company's corporate integrity agreement with the government, (xxi) changes in Federal, state or local regulations affecting the health care industry, (xxii) the ability to develop and implement the payroll and human resources information systems within the expected time and cost projections and, upon implementation, to realize the expected benefits and efficiencies, (xxiii) maintaining the increased quarterly cash dividend rate for the entire fiscal year, and (xxiv) other risk factors detailed in the Company's filings with the SEC. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to "Company" and "HCA" as used throughout this document refer to HCA Inc. and its affiliates.


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